Exhibit 99.1

CIENA To Consolidate Facilities; Announces Planned Actions Toward Goal of 10-20% Operating Expense Reductions

    LINTHICUM, Md.--(BUSINESS WIRE)--April 20, 2004--CIENA(R) Corporation (NASDAQ:CIEN), a leading global provider of innovative networking solutions, today announced plans to consolidate facilities as part of its actions to achieve its previously stated goal of reducing ongoing operating expenses by 10 to 20 percent in fiscal year 2004. The Company intends to close its San Jose, Calif. facility on September 30, 2004. The San Jose closing, and related actions, are expected to affect approximately 425 employees, or approximately 25 percent, of CIENA's current workforce by the end of the fiscal year.
    All ongoing product development and customer support activities currently based in San Jose will be consolidated on a product group or functional basis with efforts in progress at other CIENA locations. For instance, San Jose-based CoreDirector(TM)-related development will be consolidated with CIENA's ongoing CoreDirector development already taking place in Alpharetta, Ga. and in Linthicum, Md.; ONLINE(TM)-related development will be consolidated with ONLINE activities underway in Research Triangle Park, N.C. CIENA also operates development centers in Acton, Mass. and Kanata, Ontario.
    The planned actions will occur over the course of the next several fiscal quarters and are expected to have minimal effect on current product development efforts.
    "The decision to close a facility is especially difficult because it affects not only employees and their families, but the surrounding community as well," said Gary Smith, CIENA's president and chief executive officer. "Though difficult, the cost savings that will result from this consolidation make it a necessary step in the process of restoring CIENA's profitability. We remain committed to supporting our complete networking and service delivery solutions portfolio - one of the broadest next-generation offerings in the industry - and to providing the high quality of service and support our customers have come to expect from CIENA."
    CIENA estimates that the actions announced today will enable the Company to meet its previously announced objective of lowering ongoing operating expenses by 10 to 20 percent during this fiscal year by generating between $60 to $70 million in annualized cost savings, including approximately $55 to $65 million at the ongoing operating expense level, prior to restructuring-related or other non-operating charges. CIENA expects that the majority of the cost savings will be in place by the end of its fourth fiscal quarter, 2004. The Company expects to record total restructuring charges of between $75 to $85 million associated with these actions. The timing of the restructuring charges will correspond to the timing of specific actions and will likely occur over the next several fiscal quarters.
    Today's announced reductions and associated restructuring charges are unrelated to and will not affect CIENA's planned acquisitions of Catena Networks, Inc. and Internet Photonics, Inc., both of which are expected to close by the end of CIENA's third fiscal quarter.

    ABOUT CIENA

    CIENA Corporation delivers innovative network solutions to the world's largest service providers and enterprises, increasing the cost-efficiency of current services while enabling the creation of new carrier-class data services built upon the existing network infrastructure. Additional information about CIENA can be found at www.ciena.com.

    NOTE TO INVESTORS

    This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions of CIENA (the Company) that involve risks and uncertainties. Forward-looking statements in this release, including but not limited to the Company intends to close its San Jose, Calif. facility on September 30, 2004, the San Jose closing, and related actions, are expected to affect approximately 425 employees, or approximately 25 percent, of CIENA's current workforce by the end of the fiscal year, the planned actions will occur over the course of the next several fiscal quarters and are expected to have minimal effect on current product development efforts, CIENA estimates that the actions announced today will enable the Company to meet its previously announced objective of lowering ongoing operating expenses by 10 to 20 percent during this fiscal year by generating between $60 to $70 million in annualized cost savings, including approximately $55 to $65 million at the ongoing operating expense level, prior to restructuring-related or other non-operating charges, CIENA expects that the majority of the cost savings will be in place by the end of its fourth fiscal quarter, 2004, the Company expects to record total restructuring charges of between $75 to $85 million associated with these actions, the timing of the restructuring charges will correspond to the timing of specific actions and will likely occur over the next several fiscal quarters, and today's announced reductions and associated restructuring charges are unrelated to and will not affect CIENA's planned acquisitions of Catena Networks, Inc. and Internet Photonics, Inc. both of which are expected to close by the end of CIENA's third fiscal quarter, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the risk factors disclosed in the Company's Report on Form 10-Q filed with the Securities and Exchange Commission on February 19, 2004. Forward-looking statements include statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

    CONTACT: CIENA Corporation
             Investor Contacts:
             Suzanne DuLong or Jessica Towns
             (888) 243-6223
             ir@ciena.com
              or
             Press Contacts:
             Aaron Graham, (877) 857-7377
             pr@ciena.com